UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 8, 2012
Tesoro Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-3473	95-0862768

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19100 Ridgewood Pkwy San Antonio, Texas	78259-1828

(Address of principal executive offices)	(Zip Code)

(210) 626-6000
(Registrant's telephone number,
including area code)

Not Applicable
(Former name or former address, if
changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On August 8, 2012, Tesoro Corporation's (“Tesoro” or the “Company”) wholly owned subsidiary, Tesoro Refining and Marketing Company (“TRMC”), entered into a purchase and sale agreement (the “Purchase and Sale Agreement”) with BP West Coast Products, LLC, Atlantic Richfield Company, ARCO Midcon LLC, ARCO Terminal Services Corporation, ARCO Material Supply Company, CH-Twenty, Inc, Products Cogeneration Company and Energy Global Investments (USA), Inc. (collectively, the “Sellers”) to purchase BP's integrated Southern California refining and marketing business. The assets to be acquired include BP's 266,000 barrel per day Carson refinery located adjacent to Tesoro's Wilmington refinery, three marine terminals, four land storage terminals, over one hundred miles of pipelines, four product marketing terminals, and approximately 800 dealer-operated retail stations in Southern California, Nevada and Arizona. In addition, the assets include the ARCO® brand and associated registered trademarks, as well as a master franchisee license for the ampm® convenience store brand. Additionally, TRMC will acquire the Sellers' 51% ownership in the 400 megawatt gas supplied Watson cogeneration facility and a 350,000 metric ton per year anode coke calcining operation, both located near the Carson refinery.
The purchase price is $1.175 billion, plus the value of inventories at the time of closing, which at current prices is estimated at approximately $1.3 billion. The purchase is expected to be financed initially through a combination of cash and debt, although the exact amount of cash and debt financing is yet to be determined. Upon closing of the transaction the Sellers have agreed, subject to certain limitations, to retain certain obligations, responsibilities, liabilities, costs and expenses arising out of the pre-closing operations of the assets. TRMC has agreed to assume certain obligations, responsibilities, liabilities, costs and expenses arising out of or incurred in connection with decrees, orders and settlements the Sellers entered into with governmental and non-governmental entities prior to closing. This transaction, which will require approval from the Federal Trade Commission and the California Attorney General, is expected to close before mid-2013. The agreement provides for TRMC to pay a break-up fee of up to $140 million in the event that TRMC terminates the agreement (except for termination for specified reasons) prior to the closing of the transaction.
The foregoing description is summary in nature and is qualified in its entirety by reference to the Purchase and Sale Agreement, a copy of which is attached hereto as Exhibit 2.1, and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.
On August 13, 2012, Tesoro issued a press release announcing that its Board of Directors has approved the transaction described above under Item 1.01, for its wholly owned subsidiary Tesoro Refining and Marketing Company to purchase BP's integrated Southern California refining and marketing business. The press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Tesoro has a conference call scheduled at 8:00 a.m. CDT (9:00 a.m. EDT) on August 13, 2012 to discuss the transaction. Supplemental information for the conference call describing the transaction (“Supplemental Slides") will be available on the Company's website at www.tsocorp.com. The Supplemental Slides are filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.
The information above is being furnished, not filed, pursuant to Item 7.01 of Form 8-K. Accordingly, the information in Item 7.01 of this Current Report, including Exhibits 99.1 and 99.2, will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated by reference.

Item 9.01	Financial Statements and Exhibits.
       (d)   Exhibits.

2.1
Purchase and Sale Agreement by and between Tesoro Refining and Marketing Company and the Sellers dated as of August 8, 2012. Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules, exhibits and similar attachments to the Purchase and Sale Agreement have not been filed with this exhibit. The schedules contain various items relating to the assets to be acquired and the representations and warranties made by the parties to the agreement. The exhibits contain the forms of various agreements, certificates and other documents to be executed and delivered by the parties upon the closing of the transaction. The Company agrees to furnish supplementally any omitted schedule, exhibit or similar attachment to the SEC upon request.

99.1	Press release announcing the Purchase and Sale Agreement between Tesoro Refining and Marketing Company and the Sellers issued on August 13, 2012.

99.2	Conference call Supplemental Slides dated as of August 13, 2012.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 13, 2012

TESORO CORPORATION
By:	/s/ G. SCOTT SPENDLOVE
G. Scott Spendlove
Senior Vice President and Chief Financial Officer

Index to Exhibits

Exhibit Number	Description
2.1
Purchase and Sale Agreement by and between Tesoro Refining and Marketing Company and the Sellers dated as of August 8, 2012. Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules, exhibits and similar attachments to the Purchase and Sale Agreement have not been filed with this exhibit. The schedules contain various items relating to the assets to be acquired and the representations and warranties made by the parties to the agreement. The exhibits contain the forms of various agreements, certificates and other documents to be executed and delivered by the parties upon the closing of the transaction. The Company agrees to furnish supplementally any omitted schedule, exhibit or similar attachment to the SEC upon request.

99.1	Press release announcing the Purchase and Sale Agreement between Tesoro Refining and Marketing Company and the Sellers issued on August 13, 2012.
99.2	Conference call Supplemental Slides dated as of August 13, 2012.

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